                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No.  )

                          Volunteer Capital Corporation
                                (Name of Issuer)

                                  Common Stock
                         (Title of class of securities)

                                    928753102
                                 (CUSIP number)


Check the following box if a fee is being paid with this statement /x/ (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

-------------------                                            -----------------
CUSIP No. 928753102                   13G                      Page 2 of 9 Pages
-------------------                                            -----------------

--------------------------------------------------------------------------------
        1        NAME OF REPORTING PERSONS
                 S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
                            Morgan Stanley Group Inc.
                            IRS # 13-283-8891
--------------------------------------------------------------------------------

        2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) / /
                                                                      (b) / /
--------------------------------------------------------------------------------

        3        SEC USE ONLY

--------------------------------------------------------------------------------

        4        CITIZENSHIP OR PLACE OF ORGANIZATION
                         The state of organization is Delaware.
--------------------------------------------------------------------------------

                                             5    SOLE VOTING POWER
   NUMBER OF                                                    0
     SHARES                                  -----------------------------------
  BENEFICIALLY                               6    SHARED VOTING POWER
    OWNED BY                                              275,700
      EACH                                   -----------------------------------
    REPORTING                                7    SOLE DISPOSITIVE POWER
   PERSON WITH                                                  0
                                             -----------------------------------
                                             8    SHARED DISPOSITIVE POWER
                                                          275,700
--------------------------------------------------------------------------------

        9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           275,700
--------------------------------------------------------------------------------

       10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                 SHARES*
--------------------------------------------------------------------------------

       11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                              5.23%
--------------------------------------------------------------------------------

       12        TYPE OF REPORTING PERSON*
                              IA, CO
--------------------------------------------------------------------------------

  *  SEE INSTRUCTIONS BEFORE FILLING OUT  !

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CUSIP No. 928753102                   13G                      Page 3 of 9 Pages
-------------------                                            -----------------

--------------------------------------------------------------------------------
        1        NAME OF REPORTING PERSONS
                 S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
                        Morgan Stanley & Co. Incorporated
                        IRS # 13-265-5996
--------------------------------------------------------------------------------

        2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) / /
                                                                      (b) / /
--------------------------------------------------------------------------------

        3        SEC USE ONLY

--------------------------------------------------------------------------------

        4        CITIZENSHIP OR PLACE OF ORGANIZATION
                         The state of organization is Delaware.
--------------------------------------------------------------------------------

                                             5    SOLE VOTING POWER
   NUMBER OF                                                    0
     SHARES                                  -----------------------------------
  BENEFICIALLY                               6    SHARED VOTING POWER
    OWNED BY                                              275,700
      EACH                                   -----------------------------------
    REPORTING                                7    SOLE DISPOSITIVE POWER
   PERSON WITH                                                  0
                                             -----------------------------------
                                             8    SHARED DISPOSITIVE POWER
                                                          275,700
--------------------------------------------------------------------------------

        9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           275,700
--------------------------------------------------------------------------------

       10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                 SHARES*
--------------------------------------------------------------------------------

       11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                              5.23%
--------------------------------------------------------------------------------

       12        TYPE OF REPORTING PERSON*
                                BD, CO
--------------------------------------------------------------------------------

  *  SEE INSTRUCTIONS BEFORE FILLING OUT  !


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-------------------                                            -----------------
CUSIP No. 928753102                   13G                      Page 4 of 9 Pages
-------------------                                            -----------------

Item  1 (a)                         Name  of  Issuer
-----------                         ----------------
                                    Volunteer Capital Corporation

Item  1 (b)                         Address  of  issuer's  principal  executive
-----------                         offices
                                    --------------------------------------------

                                    3401 West End Avenue Suite 260
                                    P.O. Box 24300
                                    Nashville, TN 37202

Item  2 (a)                         Name  of  person  filing
-----------                         ------------------------

                             (a)    Morgan  Stanley  Group  Inc.
                             (b)    Morgan Stanley & Co. Inc.

Item  2 (b)                         Principal  business  office
-----------                         ---------------------------

                             (a)    1585 Broadway
                                    New  York,  New  York  10036

                             (b)    1585 Broadway
                                    New  York,  New  York  10036

Item  2 (c)                         Citizenship
-----------                         -----------

                                    Incorporated by reference to Item 4 of the cover page pertaining to each reporting person.

Item  2 (d)                         Title  of  class  of  Securities
-----------                         --------------------------------

                                    Common  Stock

Item  2 (e)                         Cusip  No.
-----------                         ----------
                                    928753102

Item    3                 (a)       Morgan Stanley Group Inc. is (e) an
---------                           Investment Adviser registered under section
                                    203 of the Investment Advisers Act of 1940.

                          (b) Morgan Stanley & Co., Incorporated is (a) a Broker-Dealer registered under section 15 of the Securities Exchange Act of 1934.

Item    4                           Ownership
---------                           ---------
                                    Incorporated  by  reference  to  Items  (5)
                                    - (9)  and  (11)  of  the cover  page
                                    pertaining to each reporting person.

-------------------                                            -----------------
CUSIP No. 928753102                   13G                      Page 5 of 9 Pages
-------------------                                            -----------------


Item    5            Ownership  of  5  Percent  or  Less  of  a  Class
---------            -------------------------------------------------

                     Inapplicable

Item    6            Ownership  of  More  than  5  Percent  on  Behalf  of
---------            Another  Person
                     -----------------------------------------------------

                     Accounts managed on a discretionary basis by Morgan Stanley & Co. Incorporated, a wholly owned subsidiary of Morgan Stanley Group Inc., are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities. No such account holds more than 5 percent of the class.

Item    7            Identification and Classification of the Subsidiary Which
---------            Acquired the Security Being Reported on By the Parent
                     Holding Company
                     ----------------------------------------------------------

                     Inapplicable

Item    8            Identification  and  Classification  of  Members  of  the
---------            Group
                     ---------------------------------------------------------

                     Inapplicable

Item    9            Notice  of  Dissolution  of  Group
---------            ----------------------------------
                     Inapplicable

Item    10           Certification
----------           --------------

                     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

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CUSIP No. 928753102                   13G                      Page 6 of 9 Pages
-------------------                                            -----------------


                        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         Date :         February 9, 1996

         Signature :    /s/ Edward J. Johnsen
                        ------------------------------------------------------
         Name / Title : Edward J. Johnsen / Vice-President Morgan Stanley & Co.
                        Incorporated
                        -------------------------------------------------------
                        MORGAN  STANLEY  GROUP INC.

         Date :         February 9, 1996

         Signature :    /s/ Edward J. Johnsen
                        ------------------------------------------------------

         Name / Title : Edward J. Johnsen / Vice-President Morgan Stanley & Co.
                        Incorporated
                        -------------------------------------------------------
                        MORGAN  STANLEY & CO., INCORPORATED

                        INDEX  TO  EXHIBITS                                              PAGE
                        -------------------                                              ----

         EXHIBIT  1     Agreement to Make a Joint Filing.                                  7


         EXHIBIT  2     Secretary's Certificate Authorizing Edward J. Johnsen              8
                        to Sign on Behalf of Morgan Stanley Group Inc.


         EXHIBIT  3     Secretary's Certificate Authorizing Edward J. Johnsen
                        to Sign on Behalf of Morgan Stanley & Co., Incorporated.           9